EXHIBIT 99

FOR IMMEDIATE RELEASE



Contact:   Dennis E. Nixon              Katie Brickman Harvey
           (956) 722-7611 (Laredo)      Taylor West Advertising
                                        (210) 826-8899 (San Antonio)


                 INTERNATIONAL BANCSHARES CORPORATION ANNOUNCES
                                 CASH DIVIDEND


LAREDO, TX, ..August 28, 2000... International Bancshares Corporation ("IBC") today announced that on August 24, 2000, the Board of Directors approved the declaration of a fifty-cents (.50) per share cash dividend, for shareholders of record as of September 29, 2000, payable on October 16, 2000, which represents a 4.17% increase over the cash dividend of sixty-cents (.60) per share paid on April 14, 2000. The dividend just announced is payable on shares after the effect of the 25% stock dividend distributed on June 12, 2000.

"This increased cash dividend was made possible because of the strong performance of IBC, " said Dennis E. Nixon, Chairman and CEO of IBC. "It is the inclination of the Board to continue to declare these cash dividends, but any declaration of future cash dividends will depend upon IBC's financial position, acquisition opportunities and general business conditions at the time."

On August 4, 2000, the company reported earnings for the second quarter of 2000. Net income and earnings per share for the first six months of 2000 were $40.3 million or $2.21 per share-basic ($2.18 per share diluted) compared to $31.9 million or $1.71 per share basic ($1.68 per share-diluted) in the corresponding 1999 period, representing a 26% increase. "The performance of the first half of this year reflects very favorably on IBC's commitment to superior earnings" he said. "In terms of earnings per share, these earnings results translate into a 35% increase in diluted earnings per share for the second quarter, and a 30% increase for the first six months, truly demonstrating that IBC is "DOING MORE" for each shareholder. Total assets at June 30, 2000 were $5.6 billion compared to $5.1 billion at June 30, 1999, representing a 10% growth.

IBC (NASDAQ: IBOC) is a $5.6 billion multi-bank holding company headquartered in Laredo, Texas, with over 93 facilities and 184 ATM's serving 28 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata and throughout the Rio Grande Valley and the Texas Gulf Coast.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC's filings with the Securities and Exchange Commission.

Copies of IBC's SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at http://www.freeedgar.com.